Exhibit 10.55

Nuvelo, Inc. Base Salaries for Named Executive Officers Effective August 1, 2005

Name and Title	Base Salary
Ted W. Love, President, Chief Executive Officer	$630,000
Michael D. Levy, Senior Vice President for Research and Development	$390,000
Lee Bendekgey, Senior Vice President, Chief Financing Officer, and General Counsel	$350,000
Gary S. Titus, Vice President of Finance and Chief Accounting Officer	$250,000